Exhibit 12B
                                                                    Page 1 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                 --------------
                                    UNAUDITED


                                                         Nine Months Ended
                                                   September 30,   September 30,
                                                       1997            1996
                                                       ----            ----


OPERATING REVENUES                                   $1,591,569      $1,583,432
                                                     ----------      ----------

OPERATING EXPENSES                                    1,250,453       1,328,309
  Interest portion of rentals (A)                         8,039           8,299
                                                     ----------      ----------
         Net expense                                  1,242,414       1,320,010
                                                     ----------      ----------

OTHER INCOME:
   Allowance for funds used
    during construction                                   1,823           5,316
   Other income, net                                      2,122           4,668
                                                     ----------      ----------
         Total other income                               3,945           9,984
                                                     ----------      ----------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                             $  353,100      $  273,406
                                                     ==========      ==========

FIXED CHARGES:
   Interest on funded indebtedness                   $   67,779      $   66,921
   Other interest (B)                                    19,705          17,005
   Interest portion of rentals (A)                        8,039           8,299
                                                     ----------      ----------
         Total fixed charges                         $   95,523      $   92,225
                                                     ==========      ==========

RATIO OF EARNINGS TO FIXED CHARGES                         3.70            2.96
                                                     ==========      ==========

Preferred stock dividend requirement                 $    8,638      $    9,910
Ratio of income before provision for
  income taxes to net income (C)                          150.7%          148.0%
                                                     ----------      ----------
Preferred stock dividend requirement
  on a pretax basis                                      13,017          14,667
Fixed charges, as above                                  95,523          92,225
                                                     ----------      ----------
         Total fixed charges and
           preferred stock dividends                 $  108,540      $  106,892
                                                     ==========      ==========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                            3.25            2.56
                                                     ==========      ==========

                                                                    Exhibit 12B
                                                                    Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                 --------------
                                    UNAUDITED






----------
NOTES:

(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $8,025 for the nine month periods ended September 30, 1997 and 1996, respectively.

(C) Represents income before provision for income taxes of $257,577 and $181,181 for the nine month periods ended September 30, 1997 and 1996, respectively, divided by net income of $170,867 and $122,396, respectively for the same periods.